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                                                                    Exhibit 12.1
                                                                          1/2/97
                               GULF POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                       five years ended December 31, 1995
                  and the twelve months ended November 30, 1996

                                                                                                              Twelve
                                                                                                              Months
                                                                                                              Ended
                                                                                Year ended December 31,       November 30,
                                                       =======================================================
                                                           1991       1992       1993       1994       1995      1996
                                                           ====       ====       ====       ====       ====      ====
                                                       ---------------------------Thousands of Dollars---------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges                   $107,854   $ 98,422   $ 96,088   $ 93,407   $ 92,693   $ 92,361
      Federal and state income taxes                     36,181     28,569     28,304     40,848     33,796     28,427
      Deferred  income taxes, net                        (3,392)     3,322      5,347     (6,987)       390      4,867
      Deferred  investment  tax credits                       -          -          -          -          -          -
      AFUDC - Debt funds                                     95         46        454        656        187        130
                                                       ---------  ---------  ---------  ---------  ---------  ---------
         Earnings as defined                           $140,738   $130,359   $130,193   $127,924   $127,066   $125,785
                                                       =========  =========  =========  =========  =========  =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                        $ 41,665   $ 35,792   $ 31,344   $ 27,124   $ 23,294   $ 24,355
   Interest on interim  obligations                         280      1,041        870      1,509      2,931      2,229
   Amort of debt disc, premium  and expense, net            699      1,032      1,412      1,834      2,014      2,080
   Other interest  charges                                2,272      1,410      2,877      2,442      1,674      1,595
                                                       ---------  ---------  ---------  ---------  ---------  ---------
         Fixed charges as defined                      $ 44,916   $ 39,275   $ 36,503   $ 32,909   $ 29,913   $ 30,259
                                                       =========  =========  =========  =========  =========  =========



RATIO OF EARNINGS TO FIXED CHARGES                         3.13       3.32       3.57       3.89       4.25       4.16
                                                           ====       ====       ====       ====       ====       ====



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